PROSPECTUS SUPPLEMENT No. 1
                        Filed pursuant to Rule 424(b)(3)
                       (to prospectus dated May 13, 2005)
                         Registration Number 333-124078

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                             USA TECHNOLOGIES, INC.
                        84,716,668 SHARES OF COMMON STOCK

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         This prospectus supplement supplements our prospectus dated May 13,
2005 relating to the sale by the selling shareholders of up to 84,716,668 common shares. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SELLING SHAREHOLDERS

     The table entitled "2005-C SENIOR NOTE OFFERING" appearing under the "SELLING SHAREHOLDERS" section of the Prospectus is deleted and shall be replaced in its entirety by the new table below. The new table reflects the addition of Ron Jensen and Burt Jensen and the removal of Pat Smith. Subsequent to the date of the Prospectus, Pat Smith assigned her $350,000 principal amount 2005-C 10% Convertible Senior Note as follows: Ron Jensen - $250,000; and Burt Jensen - $100,000.

                           2005-C SENIOR NOTE OFFERING

                                                                             Beneficial Ownership
                          Shares  Beneficially         Common Stock             after Offering
Selling Shareholder      Owned Prior to Offering      Offered Hereby         Number       Percent
-------------------       -----------------------     --------------         ------       -------
BONNIE LEE BURNETT               100,000                  100,000
MARC COHEN                       991,400                  150,000
BENTLEY T ELLIOTT              1,230,000                1,000,000
RACHEL GLICKSMAN(1)              480,000                  288,000
ADELE H HEPBURN(2)             7,517,956                 1,000,000          6,517,956      1.35%
STEVE ILLES(3)                48,500,000                 7,500,000         41,000,000      9.4%
GARY S. NASH(1)                   20,000                   12,000
PETER RUBEN                    1,342,500                  500,000
RICHARD SCHONWALD              3,804,250                  500,000
BURT JENSEN                      750,000                1,000,000
RON JENSEN                       750,000                2,500,000
DANIEL E SPEALMAN              2,570,500                  980,000
DANIEL E SPEALMAN IRA          3,964,065                2,020,000
                                                          ---------
                                              Total    17,550,000(4)

(1) Rachel Glicksman and Gary S. Nash are principals in the firm of CEOCAST, Inc., which is our public relations consultant.
(2) Ms. Hepburn is an employee of the Company.
(3) Mr. Illes entered into a Common Stock Purchase Agreement with us in April 2005 and had entered into a Common Stock Purchase Agreement with us in August 2004 which has been superceded by the April 2005 agreement.
(4) During February and March 2005, the Company sold to the above selling shareholders $1,755,000 principal amount of Senior Notes due April 30, 2005. These notes earned interest at 10% per annum and were not convertible into shares. During March 2005, each of the above selling shareholders agreed to exchange such selling shareholder's note for a like principal amount of 2005-C Senior Notes bearing interest at 10% per annum. The 2005-C Senior Notes are convertible at the rate of $.10 per share and mature December 31, 2010. We have agreed to register the shares underlying the 2005-C Senior Notes under the Act for resale through April 30, 2006, and these shares are reflected in the above table. As of the date of this prospectus, $150,000 of the notes have been converted into 1,500,000 shares of common stock.

The date of this prospectus supplement No. 1 is June 13, 2005.